Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between The TriZetto Group, Inc. (“Company”), and Jeffrey H. Margolis (“Executive”). Once signed by both of the parties, this Agreement will be deemed effective as of January 2, 2005 (“Effective Date”). This Agreement supercedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof, except as expressly provided herein.

1. Employment. The Company hereby employs Executive as the Chief Executive Officer of the Company. Executive accepts such employment, reporting directly to the Board of Directors of the Company (“Board”).

2. Term. The term of this Agreement and of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the date that Executive’s employment may be terminated as provided in Section 6 below.

3. Place of Performance. Executive shall be based at the Company’s office located in Orange County, California, but Executive from time-to time may be required to travel to other geographic locations in connection with the performance of his duties.

4. Duties and Responsibilities.

4.1 Service with the Company. Executive shall work exclusively for the Company and shall have all the customary powers and duties associated with his position(s) as set forth in Section 1, above. Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.

4.2 No Conflicting Duties. During the term hereof, Executive shall not serve as an officer, director, employee, consultant or advisor to any other competing business or as an officer, employee or consultant to any other business, unless such other service is approved by the Board. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and agrees that during the term of this Agreement he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. The Company acknowledges and agrees that Executive may serve as a member of the Pfizer Health Solutions Advisory Board.

5. Compensation.

5.1 Annual Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Five Hundred Twenty Thousand Dollars ($520,000) (“Annual Base Salary”), which salary shall be paid in conformity with the Company’s pay practices generally applicable to Company executives. Executive will be eligible for annual pay increases as determined by the Board. If this Agreement is signed by the parties after the Effective Date, Executive’s Annual Base Salary shall be paid retroactively to the Effective Date.

5.2 Bonus. Executive will be eligible for annual bonus compensation in an amount to be determined by the Compensation Committee of the Board based on the Company’s achievement of financial performance and other objectives, as well as Executive’s achievement of individual performance objectives, established by the Compensation Committee each year. If all Company and Executive’s individual performance objectives are met, it is expected that the bonus paid, if any, will be equal to Executive’s Annual Base Salary for the year for which the bonus is paid. Any bonus awarded may be greater or less than Executive’s Annual Base Salary, depending on whether the Company’s and Executive’s performance exceeds or falls short of the established objectives.

5.3 Stock Options. In connection with his continuing employment with the Company, Executive was granted on February 9, 2005 a stock option to purchase 150,000 shares of the Company’s common stock at $8.48 per share (the “Option”). The Option shall be subject to all the terms of The TriZetto Group, Inc. 1998 Long-Term Incentive Plan, under which it was granted, and the option agreement between Executive and the Company evidencing the Option.

5.4 Employment Continuation Incentive. As an incentive to Executive to continue his employment with the Company, Executive shall receive a payment of Fifty Thousand Dollars ($50,000), less tax and other customary payroll withholdings and deductions, on the first regular Company payday after Executive and the Company have signed this Agreement.

5.5 Retention Incentive. As an incentive for Executive to remain an employee of the Company, the Company shall make three retention incentive payments (each, a “Retention Payment”) in the amount of $44,227.78, less tax and other customary payroll withholdings and deductions, each to Executive. A Retention Payment shall be made on each of January 1, 2006, January 1, 2007, and January 1, 2008. Except as set forth in Section 6.7(a), Executive must be an active employee on the payment date in order to be eligible to receive the applicable Retention Payment.

5.6 Annual Perquisites. Executive shall be provided with annual perquisites at Company expense, up to a maximum aggregate incremental cost to the Company of $50,000 each year during the term of this Agreement. Such perquisites shall include, without limitation, use of Company owned or leased assets for the purpose of personal transportation.

5.7 Standard Benefits. During the term of this Agreement, Executive shall be entitled to participate in all employee benefit plans and programs, including paid vacations, to the same extent generally available to Company executives, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.

5.8 Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs in connection with his employment, but must incur and account for those expenses in accordance with the policies and procedures established by the Company.

5.9 Indemnification. The Company shall indemnify Executive in his capacities as a director and officer of the Company to the fullest extent allowed by law, as more fully described in the Indemnification Agreement dated April 17, 2003 or any successor agreement.

5.10 Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (“Loan”), the Company shall use reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him a substitute for it.

6. Termination.

6.1 Termination by the Company Without Cause. The Company may terminate Executive’s employment pursuant to this Agreement without Cause (defined below) by giving ninety (90) days’ written notice to Executive.

6.2 Termination by the Company for Cause. The Company may terminate Executive’s employment and this Agreement for Cause. As used herein, “Cause” shall mean:

(a) The continued, unreasonable refusal or omission by Executive to perform any material duties required of him by this Agreement or as reasonably requested by the Board of Directors of the Company if consistent with the terms of this Agreement;

(b) Any material act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from any of the material policies or directives of, the Company, in a manner that materially damages the Company;

(c) Conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company, in a manner that materially damages the Company; or

(d) Any illegal act by Executive which materially and adversely affects the business of the Company or any felony (other than traffic violations) committed by Executive, as evidenced by conviction thereof, provided that the Company may suspend the Executive with pay while any allegation of such illegal or felonious act is investigated.

Termination by the Company for cause shall be accomplished by written notice to Executive and shall be preceded by a written notice providing a reasonable opportunity and timeframe (which timeframe shall not in any case exceed thirty (30) days) for Executive to correct his conduct. Any such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement.

6.3 Termination by Company for Death or Disability. Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company (i) upon the death of the Executive or (ii) upon the Executive becoming totally disabled. For purposes of this Agreement, the term “totally disabled” means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of one hundred eighty (180) or more consecutive days, as determined by the Company’s Board of Directors.

6.4 Termination by Executive Without Good Reason. Executive may terminate Executive’s employment pursuant to this Agreement without any reason by giving ninety (90) days’ written notice to the Company.

6.5 Termination by Executive for Good Reason. Executive’s employment pursuant to this Agreement may be terminated by Executive for “good reason” if Executive voluntarily terminates his employment as a result of any of the following:

(a) Without Executive’s prior written consent, a reduction in his then current Annual Base Salary, other than as part of across-the-board salary reductions affecting all similar executives of the Company;

(b) The taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided the Executive under the Executive’s medical, health, accident, disability insurance, life insurance, thrift and retirement plans in which he was participating on the date of this Agreement, other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees (senior management) of which the Executive is a member or (iii) generally applicable to all beneficiaries of such plans;

(c) Without Executive’s prior written consent, a relocation of the Executive’s place of employment outside of Orange County, California

(d) Removal of Executive from his position of Chief Executive Officer or from his position on the Company’s Board of Directors;

(e) A reduction in duties and responsibilities which results in Executive no longer having duties customary for a Chief Executive Officer;

(f) The Company materially breaches any provision of this Agreement; or

(g) Any failure by any successor to the Company to assume the obligations under this Agreement.

An event that is or would constitute Good Reason shall cease to be Good Reason if: (i) Executive does not terminate his employment within 90 days after the event occurs; or (ii) before Executive terminates his employment, the Company reverses the action or cures the default that constitutes Good Reason within 10 business days after Executive notifies the Company in writing that Good Reason exists.

6.6 Termination by Executive Following Change in Control. If Executive’s employment terminates following a “Change in Control” (as that term is defined in Executive’s January 13, 2004 Change in Control Agreement or any successor agreement), and if

Executive is entitled to severance pay and benefits under that Change in Control agreement or a successor agreement, then Executive shall be entitled to receive, at his election, the payments or benefits under either this Agreement or the then applicable Change in Control agreement.

6.7 Payments Upon Termination.

(a) Except as provided in Section 6.6 above, if during the term of this Agreement, the Company terminates Executive’s employment for any reason other than Cause, death or, Disability or the Executive resigns for Good Reason, Executive shall receive the following compensation:

(i) the portion of his then current Annual Base Salary which has accrued through his date of termination;

(ii) any vested incentive payments, stock options and restricted stock to which Executive is entitled as of the date of termination pursuant to this Agreement or any bonus or incentive compensation plan in which he is then participating, provided the payment thereof is not contingent or conditional on Executive’s continued employment with the Company or the satisfaction of any other condition which has not been satisfied; provided, however, the Company shall give good faith consideration to paying Executive a pro-rata or full bonus for the bonus period most recently completed by Executive;

(iii) any payments for unused vacation and floating holidays, and reimbursement of expenses, which are due, accrued or payable as of the date of Executive’s termination; and

(iv) if Executive signs a release of claims in a form acceptable to the Company, the Company shall pay to Executive, in addition to the amounts set forth above, the following severance payments and benefits:

(A) salary continuation at Executive’s then current Annual Base Salary for a 24-month period, payable in accordance with the Company’s normal payroll procedures and policies as if Executive had remained employed with the Company, starting on the first regular Company payday after the Company receives the signed release of claims and any revocation period has expired;

(B) medical and dental coverage continuation for a 24-month period following Executive’s termination as if Executive had remained employed with the Company and to the same extent provided to Executive and his family immediately prior to the date of termination other than as part of across-the-board changes affecting such coverage for similarly situated executives of the Company during this 24-month period; and

(C) payment in full of any and all unpaid Retention Payments, payable no later than thirty (30) days after the date of Executive’s termination of employment.

(b) If Executive’s employment terminates as a result of him becoming totally disabled (as defined in Section 6.3) or death, then Executive or his heirs shall be entitled to payment of the amounts set forth in Sections 6.6(a)(i), (ii) and (iii) above, plus a payment in an amount equal to one-half of Executive’s then current Annual Base Salary, payable no later than thirty (30) days after the date of Executive’s termination of employment.

(c) If the Company terminates Executive’s employment for Cause or if Executive voluntarily resigns for other than Good Reason, Executive shall only be entitled to the compensation set forth in Sections 6.6(a)(i), (ii) and (iii) above. Such amounts shall be paid in accordance with the Company’s normal payroll procedures and policies.

(d) Notwithstanding anything herein to the contrary, to the extent that the Company in good faith determines that any payment pursuant to this Section 6.7 provides for a “deferral of compensation” under Section 409A of the Internal Revenue Code, as amended (“Section 409A”), no amounts shall be payable to Executive pursuant to this Section 6.7 prior to the earlier of (i) Executive’s death or “disability” (within the meaning of Section 409A(a)(2)(C)), or (ii) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A).

7. Confidentiality. Executive acknowledges that he currently possesses or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, customers, future plans and business methods of the Company (“Confidential Information”).

7.1 Promise Not to Disclose. Executive promises never to use or disclose any Confidential Information before it has become generally known within the industry through no fault of his own. Executive agrees that this promise shall never expire.

7.2 Promise Not to Solicit. To prevent Executive from inevitably breaking his promises in this Section 7, he further agrees that, while this Agreement is in effect and for 12 months after its termination: (i) as to any customer or supplier of the Company with whom he had dealings or about whom he acquired Confidential Information during his employment, Executive will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Company; and (ii) will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 12 months was, an officer, manager or employee of the Company.

7.3 Promise Not to Engage in Certain Employment. Executive agrees that, while this Agreement is in effect and for 12 months after its termination, he will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of his duties in such employment or activity would inevitably require him to reveal or utilize Confidential Information, as reasonably determined by the Board.

7.4 Return of Property and Information. When Executive’s employment with the Company ends, he will promptly deliver to the Company, or, at its written instruction, will destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies of such materials, of or pertaining to the Company or any of its affiliated entities which are in his possession or control.

7.5 Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made or reduced to writing or practice during Executive’s employment with the Company, except intellectual property that has no relation to the Company or any of its customers that he developed purely on his own time and at his own expense, shall be the sole and exclusive property of the Company, and Executive hereby assigns all of his rights, title and interest in any such intellectual property to the Company. In addition, Executive acknowledges that the Intellectual Property and Technical Information Agreement between Executive and the Company, a copy of which attached to this Agreement as Schedule 1, remains in full force and effect, and to the extent any of its terms conflict with any provision of this Section 7, the provision that provides the most protection shall prevail.

7.6 Enforcement of this Section. This Section 7 shall survive the termination of this Agreement for any reason. Executive acknowledges that (i) his services are of a special, unique and extraordinary character, and it would be very difficult if not impossible to replace them, (ii) this Section’s terms are reasonable and necessary to protect the Company’s legitimate interest, (iii) this Section’s restrictions will not prevent Executive from earning or seeking a livelihood, (iv) this Section’s restrictions shall apply wherever permitted by law, and (v) Executive’s violation of any of this Section’s terms would irreparably harm the Company. Accordingly, Executive agrees that, if he violates any of the provisions of this Section 7, or the attached confidentiality agreement, the Company shall be entitled to, in addition to other remedies available to it, (a) terminate further severance payments and benefits payable pursuant to Section 6.6(a) of this Agreement and (b) seek and obtain an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

8. Notice.

8.1 To the Company. Executive will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use), addressed as follows:

If Mailed:	The TriZetto Group, Inc.
Attn: James J. Sullivan, Esq.
567 San Nicolas Drive
Newport Beach, California 92660

If Faxed:	The TriZetto Group, Inc.
Attn: James J. Sullivan, Esq.
Fax: (949) 219-2197
Tel.: (949) 719-2215

8.2 To Executive. All communications from the Company to Executive relating to this Agreement must be sent to him in writing (or in any other manner he notifies the Company to use), addressed as follows:

If Mailed:	Mr. Jeffrey H. Margolis
227 Evening Canyon Road
Corona del Mar, CA 02625-2637

If Faxed:	Mr. Jeffrey H. Margolis
Fax: (949) 640-0506
Tel.: (949) 640-4294

8.3 Time Notice Deemed Given. Notice shall be deemed to have been given (i) when delivered; (ii) two business days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid; or (iii) when faxed with confirmation of delivery.

9. Arbitration of Disputes. If any legally actionable dispute arises which cannot be resolved by mutual discussion between the Company and Executive, each party hereto agrees to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services or such other arbitration service as the Company and Executive agree upon, and the law of California. The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator, unless Executive initiates the claim, in which case he will contribute an amount equal to the filing fee for a claim initiated in a state court of general jurisdiction in California. The Company and Executive agree that this promise to arbitrate covers any disputes that the Company may have against Executive, or that Executive may have against the Company and all of its affiliated entities and their directors, officers and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state or local law; any tort; and any other aspect of Executive’s compensation or employment. The Company and Executive further agree that arbitration as provided in this Section 9 shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Company and Executive also agree that any such arbitration shall be conducted in Orange County, California, unless otherwise mutually agreed.

10. Golden Parachute Limitation. Executive agrees that the payments and benefits under this Agreement, and all other contracts, arrangements or programs that apply to him, shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, Executive’s benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limits set forth in this Section 10 is paid to Executive, Executive agrees to repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 124(b)(2)(B). The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives.

11. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

12. Interpretation and Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws). Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within California, and all parties to this Agreement consent to California’s jurisdiction.

13. Department of Homeland Security Verification Requirement. Executive agrees to timely file all documents required by the Department of Homeland Security to verify his identity and lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, Executive agrees that his employment shall terminate immediately and that he shall not be entitled to any further compensation from the Company of any type.

14. Successors/Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company may not assign this Agreement to any affiliate or successor without Executive’s prior written consent.

15. Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

18. Entire Agreement. Except for Executive’s Change in Control Agreement, his Stock Option and Restricted Stock Agreements, his Indemnification Agreement and the Confidentiality Agreement signed on December 25, 1997, all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE UNDERSTANDS ALL OF IT, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH HIS PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT HE WISHED TO DO SO. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT HE IS GIVING UP HIS RIGHT TO A JURY TRIAL.

Date: April 6, 2005	“Company”
THE TRIZETTO GROUP, INC.

	By:	/s/ James C. Malone
	Name:	James C. Malone
	Title:	Senior Vice President, CFO

Date: April 6, 2005	“Executive”

/s/ Jeffrey H. Margolis
Jeffrey H. Margolis